                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                                   Form 8-K

                                Current Report

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                 April 4, 1995

                                FMC Corporation
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            (Exact name of registrant as specified in its charter)

 Delaware                             1-2376                     94-0479804
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 (State or other juris-       (Commission File Number)       (I.R.S. Employer
 diction of incorporation)                                  Identification No.)

     200 East Randolph Drive, Chicago, Illinois                    60601
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      (Address of principal executive offices)                   (Zip Code)

                                (312) 861-6000
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             (Registrant's telephone number, including area code)


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Page 2

Item 5. Other Events
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FMC PROPOSES TO ACQUIRE MOORCO INTERNATIONAL

Chicago, April 4, 1995 - - FMC Corporation today announced that it has proposed to acquire Moorco International (MRC) for approximately $223 million in a negotiated merger transaction whereby Moorco stockholders would receive $20.00 per share in cash for the 11.1 million shares. A letter was delivered to the Chairman and President of Moorco International on Monday, April 3, 1995. The text of the letter follows:

April 3, 1995

Board of Directors
Moorco International, Inc.
2800 Post Oak Blvd. Suite 5701
Houston, TX 77056-6111

Attention: Keith S. Wellin
           Chairman of the Board
           Michael L. Tiner
           President and Chief Executive Officer

Gentlemen:

Based upon study and analysis of publicly available information, the Management and the Board of Directors of FMC have concluded that the combination of Moorco and FMC would be in the long-term best interests of the stockholders, employees and other constituencies of both companies. As you know, FMC is one of the world's leading producers of chemicals and machinery for industry, agriculture and government with an equity market capitalization of approximately $2.2 billion. We believe that a combination of the marketing resources, geographic reach and financial strength of our Energy and Transportation Equipment Group with the complementary Moorco product lines, customers and geographic markets would be well positioned in today's global marketplace.

Importantly, FMC believes one of the key assets of Moorco is its employees, and we look forward to building an organization in which employees of both companies have expanded opportunities.

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Page 3/FMC PROPOSES TO ACQUIRE MOORCO INTERNATIONAL




As authorized by FMC's Board of Directors at a special meeting today, we hereby propose to acquire Moorco for approximately $223 million in a negotiated merger transaction whereby your stockholders would receive $20.00 per share, in cash, for the 11.1 million outstanding shares. FMC has adequate financial resources for the proposed transaction.

We believe that your stockholders will be enthusiastic about this opportunity to realize immediately the long-term potential of their investment in Moorco. The proposal is 45 percent higher than the $13-3/4 closing price of Moorco's common stock on Friday, March 31. In addition, our proposal represents a multiple of 21.5x Moorco's latest twelve months' net income. Consequently, FMC believes that its proposal is fair and that this price represents a full valuation of Moorco. However, since this proposal is based on public information, if Moorco can demonstrate additional value, we would consider offering a higher price.

Our proposal is subject to the execution of a mutually satisfactory merger agreement containing customary terms and conditions and the receipt of required regulatory approvals. Our proposal is for the existing Moorco business. However, as part of our negotiations, we are prepared to discuss the status of your proposal for Daniel Industries. FMC is prepared to move forward promptly to negotiate an agreement and to close a transaction. We look forward to meeting with you, a committee of your Board, or Moorco's full Board to discuss these matters further and to answer any questions concerning our proposal and FMC.

Very truly yours,
FMC CORPORATION


Robert N. Burt
Chairman and Chief Executive Officer




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Page 4/FMC PROPOSES TO ACQUIRE MOORCO INTERNATIONAL




     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $4 billion in 1994, with international sales to more than 100 countries accounting for 49 percent of total annual revenues. FMC employs 21,000 people at 97 manufacturing facilities and mines in 21 countries. The company divides its businesses into five major segments: Performance Chemicals, Industrial Chemicals, Machinery and Equipment, Defense Systems, and Precious Metals.


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Page 5/FMC PROPOSES TO ACQUIRE MOORCO INTERNATIONAL


                                   Signature


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       FMC Corporation
                                       Registrant



Date: April 4, 1995                    By: /s/ Cheryl A. Francis
                                           ------------------------------
                                       Name:  Cheryl A. Francis
                                       Title: Vice President and
                                              Treasurer




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